Exhibit 4(c)

IMPERIAL CHEMICAL INDUSTRIES PLC

RULES OF THE ICI PERFORMANCE SHARE PLAN

Directors' Adoption:	•
Expiry Date:	•

RULES OF THE ICI PERFORMANCE SHARE PLAN

1	Definitions

1.1	Meaning of words used

In these Rules:

“ADS” means an American depository share (or a part of one) currently representing 4 ordinary shares in the Company;

“Award Date” means the date referred to in Rule 8.1 on which a Participant becomes entitled to a payment in respect of his Conditional Award;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which Shares are traded) is open for the transaction of business in London;

“Committee” means a committee authorised to operate the Plan and which initially shall comprise the Group Chairman, Group Chief Executive and EVP HR;

“Conditional Award” means a conditional right to a cash payment calculated in accordance with Rule 8.2;

“Conditional Award Date” means the date on which the Committee resolves to make a Conditional Award;

“Company” means Imperial Chemical Industries PLC;

“Dealing Regulations” means any statute, regulation or code adopted by the Company (being or being based on the London Stock Exchange’s Model Code) for security transactions by directors of listed companies or the equivalent in other countries;

“Eligible Employee” means any employee of any Participating Company who is not a director of the Company and who has not given or received notice of termination of employment (whether or not such termination is lawful);

“Member of the Group” means any of:

(i)	the Company; and

(ii)	its subsidiaries (within the meaning of Section 736 of the Companies Act 1985) from time to time; and

(iii)	any company which is associated with the Company and is designated by REMCO as a Member of the Group;

“NYSE” means the New York Stock Exchange Inc;

“Participant” means an individual who has been made a Conditional Award under Rule 2 or his personal representatives;

“Participating Company” means the Company and any subsidiary (within the meaning of Section 736 of the Companies Act 1985) designated by REMCO as a Participating Company;

“Performance Condition” means, in relation to each operation of the Plan, the conditions set by REMCO, to determine whether or not and the extent to which any payment will be made in respect of a Conditional Award at the end of the Performance Period or otherwise in accordance with these Rules;

“Performance Period” means, in relation to each operation of the Plan, the period during which the Performance Condition must be satisfied which is determined by REMCO under Rule 2. This period will not be less than 3 financial years of the Company starting immediately prior to the Conditional Award Date, and cannot be extended in respect of any Conditional Award once notified to a Participant under Rule 2.4;

“Plan” means this plan known as “The ICI Performance Share Plan” as changed from time to time;

“REMCO” means the remuneration committee of the Board made up exclusively of non-executive directors;

“Rules” means these Rules as amended from time to time;

“Share” means a fully paid ordinary share in the capital of the Company or securities representing ordinary shares in the Company or, as the context may require, ADSs; and

“Trust” means The IMPKEMIX Trustee Limited or any other trust nominated by the Committee.

1.2	Special Schedules

The Rules of the Plan are subject, in the case of each Participant, to any special schedules adopted by the Committee, which are appropriate to the jurisdiction in which he is employed at the Conditional Award Date, or such other provisions as the Committee notify him will apply.

2	Operation of the Plan

2.1	Time of operation

Conditional Awards may be made at any time determined by the Committee.

2.2	Eligibility

Any Eligible Employee may be selected by the Committee to receive a Conditional Award under the Plan. A person who is not an Eligible Employee on the Conditional Award Date will not receive a Conditional Award.

2.3	Performance Condition

The Committee will make a Conditional Award on the basis that no payment will be made until and to the extent that a Performance Condition has been satisfied during the Performance Period.

REMCO may amend or waive the Performance Condition:

2.3.1	in accordance with the terms specified in the Performance Condition; or

2.3.2	if events happen which cause the REMCO to reasonably consider that:

(i)	the Performance Condition should be amended for the purpose of ensuring the objective criteria against which the performance of the Participant will then be measured will be a fairer measure of such performance; or

(ii)	the Performance Condition should be waived.

2.4	Notice

The Committee will notify each Participant who has been made a Conditional Award. The notification will include:

2.4.1	details of the number of Shares notionally in the Conditional Award;

2.4.2	the Conditional Award Date;

2.4.3	the Performance Period;

2.4.4	details of the Performance Condition which must be satisfied before any payment will be made; and

2.4.5	any other conditions and terms of the Conditional Award, at the discretion of the Committee.

2.5	Making Conditional Awards

The Committee will make Conditional Awards. Each Participant will receive a deed or other document as evidence of the making of a Conditional Award.

2.6	No payment

No payment to the Company will be required on the making of a Conditional Award.

2.7	Disclaimer of Conditional Award

Any Participant may, by notice in writing to the Company Secretary, within 30 days after he is notified in writing of an Conditional Award as described in Rule 2.4, disclaim his Conditional Award, in whole or in part, and to the extent disclaimed the Conditional Award will be deemed never to have been made. No payment will be due for any disclaimer. If no disclaimer is received from a Participant, the Participant will be treated as having accepted the Conditional Award, subject to the Rules.

2.8	Disposal restrictions

Conditional Awards may not be assigned, transferred or charged, provided that this does not apply to the transmission of the Conditional Award on the death of a Participant to his personal representatives.

2.9	ADSs

The Committee may determine, in its absolute discretion to make Conditional Awards in respect of ADSs, and where they do so references in these Rules to Shares shall be construed accordingly.

3	Acquiring Shares

Any Participating Company may provide money to the trustee of the Trust or any other person to enable them or him to acquire Shares to be held for the purposes of providing benefits under the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. For the avoidance of doubt the Company may not issue new Shares in connection with Conditional Awards unless it obtains the prior approval of shareholders in general meeting if such approval is required.

4	Individual limits

4.1	Market Value

4.1.1	in relation to an ordinary share in the Company, on any day, the market value will be the average of the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on the 3 immediately preceding Business Days; and

4.1.2	in relation to an ADS, on any day the market value will be the average of the closing prices for an ADS as derived from the NYSE on the 3 immediately preceding Business Days;

4.2	Limits

An Eligible Employee must not be made a Conditional Award if it would, at the proposed Conditional Award Date, cause the total market value of the Shares notionally comprised in:

4.2.1	the proposed Conditional Award; and

4.2.2	any Conditional Awards already made to him in the same financial year of the Company (the market value being taken on the Conditional Award Date of such Conditional Awards)

to exceed 100 per cent of his annual basic salary (excluding discretionary bonuses or benefits in kind as determined by the Committee) on the Conditional Award Date or, if later, at the time the Eligible Employee’s employment with a Participating Company begins.

The limit in this Rule 4.2 may be exceeded if REMCO determines that exceptional circumstances make it desirable that Conditional Awards should be granted in excess of that limit.

5	Leaving employment during the Performance Period before Award Date

5.1	Lapse of Conditional Award

If a Participant ceases to be employed by a Member of the Group before the end of the Performance Period and neither of Rules 5.2 and 5.3 apply, all the Participant’s Conditional Awards will lapse. REMCO may in exceptional circumstances determine that a Conditional Award will not lapse where a Participant ceases to be a director or an employee of any Member of the Group for any other reason and may allow the Conditional Award to vest immediately or continue subject to any conditions it may determine.

5.2	Retaining the Conditional Award

If, during the Performance Period, a Participant ceases to be employed by a Member of the Group for any of the reasons listed below and at least 12 months have elapsed between the start of the Performance Period and the date of cessation, a payment will be made in accordance with Rule 8 in respect of his Conditional Award. For the avoidance of doubt payments will be made at the end of the Performance Period and will be subject to the satisfaction of the Performance Condition. The payment (if any) will be calculated pro rata by reference to the period between the start of the Performance Period and the date of cessation as a proportion of the Performance Period. Rule 5.2.5 is subject to Rule 6.2.

The reasons are:

5.2.1	retirement in accordance with the terms of his contract of employment;

5.2.2	early retirement by agreement with the Participant's employer;

5.2.3	injury, disability, or ill-health (in each case, evidenced to the satisfaction of the Committee);

5.2.4	the Participants' employing company ceasing to be a Member of the Group;

5.2.5	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is not a Member of the Group;

5.2.6	redundancy; or

5.2.7	any other reason determined by the Committee.

5.3	Death

If during the Performance Period, a Participant ceases to be employed by a Member of the Group by reason of death, a payment will be made to the Participant’s personal representatives in accordance with Rule 8 in respect of his Conditional Award. For the avoidance of doubt payments will be made at the end of the Performance Period and will be subject to the satisfaction of the Performance Condition. The payment will be calculated pro-rata by reference to the period between the start of the Performance Period and the date of death as a proportion of the Performance Period.

5.4	Meaning of ceasing to be employed

For the purposes of this Rule 5 a Participant will not be treated as ceasing to be employed if on that date he is or within 7 days becomes employed by another Member of the Group.

5.5	Leaving employment before the Award Date

A Participant who ceases to be employed by a Member of the Group between the end of the Performance Period and the Award Date will in accordance with Rule 8 be made a payment unless he left employment for misconduct (determined at the discretion of the Committee).

6	Takeovers and corporate reorganisations

6.1	Application

Rules 6.2 and 6.3 apply if, before the end of the Performance Period, any of the following occurs:

6.1.1	an offer to obtain control of the Company becomes or is declared wholly unconditional;

6.1.2	the Court sanctions a scheme of arrangement under Section 425 of the Companies Act 1985;

6.1.3	any person becomes bound or entitled to acquire Shares under Sections 428 and 429 of the Companies Act 1985; or

6.1.4	a resolution is passed for the voluntary winding-up of the Company.

6.2	Exchange or immediate entitlement to payment

When Rules 5.2.5 or 6.1 applies, Conditional Awards may (if REMCO so agrees and determines) be replaced by conditional awards in respect of the appropriate number of shares in another company or companies. REMCO will determine whether or not such new awards will be subject to any performance conditions.

If Rule 6.1 applies and replacement conditional awards are not so agreed and determined to be made as set out above, the Performance Period will end on, and payments will be made as soon as practicable after, the date specified in Rule 6.3 in accordance with Rule 8. The amount of the payment will be determined by applying the Performance Condition at the date specified in Rule 6.3.

6.3	Dates

The dates referred to in Rule 6.2 are:

6.3.1	in the case of Rule 6.1.1, on the offer becoming or being declared unconditional;

6.3.2	in the case of Rule 6.1.2, on the date of the Court order;

6.3.3	in the case of Rule 6.1.3, on the date on which the person becomes bound or entitled; and

6.3.4	in the case of Rule 6.1.4, on the date of the resolution.

6.4	The REMCO

For the purpose of dealing with Conditional Awards under this Rule 6, REMCO will consist of the members immediately before the change of control or other relevant event.

7	Rights attaching to Shares

7.1	Rights

Participants will have no rights in respect of Shares notionally comprised in his Conditional Award.

7.2	Dividends

The Participant will not be entitled to receive dividends in respect of Shares notionally comprised in his Conditional Award.

7.3	Reorganisations of share capital

In the event of any variation in the equity share capital of the Company, including a variation in consequence of a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the number of Shares notionally comprised in Conditional Awards may be adjusted in such manner as REMCO considers appropriate (including retrospective adjustments). The Committee will notify Participants of any changes made.

7.4	Demergers and corporate reorganisations

Subject to Rule 6.2, in the event of any demerger or corporate reorganisation involving the Company, the number of Shares notionally comprised in Conditional Awards may be adjusted in such manner as REMCO considers appropriate (including retrospective adjustments). In addition, REMCO may make such other arrangements (including the grant of new conditional awards over shares in any relevant company), as it considers appropriate in its discretion. The Committee will notify Participants of any changes made.

8	The end of the Performance Period

8.1	Determination of Performance Condition

REMCO will, as soon as practicable following the end of the Performance Period (or at any other time where the Rules state that the Performance Condition should be applied), determine:

8.1.1	whether and to what extent the Performance Condition has been satisfied;

8.1.2	the number of Shares (if any) in respect of which a payment (if any) is to be made to each Participant; and

8.1.3	subject to any Dealing Regulations, the Award Date.

Notwithstanding any other provision, if REMCO reasonably believes that the underlying financial performance of the Company during the Performance Period was not satisfactory, it may determine that no payment will be made to any Participant in respect of Conditional Awards relating to such Performance Period.

8.2	Payments

As soon as practicable following the Award Date, and subject to Rules 5.5, 8.3 and 9 the Company will procure that a payment be made to each Participant. The payment will be calculated as follows:

A x B

where:

A = the number of Shares determined under 8.1

B = the market value of a Share determined in accordance with Rule 4.1 on the Award Date

8.3	Share alternative

The Committee at its discretion may subject to Rules 10.4 and 10.5 satisfy an award by the transfer of Shares to the participant. The number of Shares will be the number determined under Rule 8.1.

9	Withholding

The Company, any Member of the Group and/or the trustee of the Trust may, at any time, withhold any amounts and make such arrangements (including sale of any Shares on behalf of a Participant) as are necessary or desirable to meet any liability to taxation, social security contributions or other appropriate levies in respect of Conditional Awards.

10	General

10.1	Conditional Awards non-pensionable

Conditional Awards will not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit (including a retirement savings plan), life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

10.2	Terms of Employment

10.2.1	For the purposes of this Rule 10.2, “Employee” means any Participant, any Eligible Employee or any other person.

10.2.2	This Rule 10.2 applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

10.2.3	Nothing in the Rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations of an Employee are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

10.2.4	The grant of Conditional Awards on a particular basis in any year does not create any right to or expectation of the grant of Conditional Awards on the same basis, or at all, in any future year.

10.2.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

10.2.6	Without prejudice to an Employee’s right to receive any benefit comprised in a Conditional Award subject to and in accordance with the express terms of the Rules and the Performance Condition, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Conditional Award. Any and all discretions, decisions or omissions relating to the Conditional Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this Rule10.2.

10.2.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to a Conditional Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

10.2.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Rules, including in particular this Rule 10.2. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to receive any benefit subject to and in accordance with the express terms of the Rules and the Performance Condition, in consideration for, and as a condition of, the grant of a Conditional Award under the Plan.

10.2.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.2.10	Each of the provisions of this Rule 10.2 is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

10.3	Reimbursement

Each Participating Company will at the request of the Company reimburse the Company for any costs incurred in connection with the Conditional Awards made to Participants employed by that Participating Company.

10.4	Rights

Where an award is satisfied in Shares, Participants will be entitled to all rights attaching to the Shares by reference to a record date on or after the date of transfer. They will not be entitled to rights before that date.

10.5	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

10.6	Articles of Association

Any Shares acquired or to be acquired under this Plan will be subject to the Articles of Association of the Company from time to time in force. Any ADSs acquired under the Plan will, in addition, be subject to the terms of the deposit agreement between the Company and the depository.

10.7	Notices

Any notice or other document which has to be given to an Eligible Employee or Participant under or in connection with the Plan may be:

10.7.1	delivered or sent by post to him at his home address according to the records of his employing company; or

10.7.2	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

Notices sent by e-mail or fax, in the absence of evidence of non-delivery, will be deemed to have been received on the day after sending.

10.8	REMCO and Committee’s decision final and binding

The decision of the Committee and REMCO in connection with any interpretation of the Rules or in any dispute relating to any matter relating to the Plan will be final and conclusive.

10.9	Administration of the Plan

The Committee may, from time to time, make or vary regulations for the administration and operation of the Plan, provided that these are consistent with the Rules.

10.10	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.10.1	administering and maintaining Participant records;

10.10.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

10.10.3	providing information to future purchasers of the Company or the business in which the Participant works;

10.10.4	transferring information about the Participant to a country or territory outside the European Economic Area.

11	Amendments and termination

11.1	REMCO’s powers of amendment

REMCO may at any time alter, vary or add to the provisions of the Plan in any respect in relation to the operation of the Plan generally or in respect of any Participant. Such amendments may apply to existing Conditional Awards.

11.2	Notice

As soon as reasonably practicable after making any alteration or addition, the Committee will give written notice to any Participant affected by the alteration or addition.

11.3	Termination of the Plan

The Plan will terminate on [insert the date of the 10th anniversary of Directors’ approval], but REMCO may terminate the Plan at any time before that date. The termination of the Plan will not affect existing rights of Participants or Conditional Awards, which have already been made.

12	Governing law

The laws of England and Wales govern the Plan and all Conditional Awards and their construction. The Courts of England and Wales have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Conditional Award.